Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
June 20, 2007	NASDAQ: UAPH

UAP HOLDING CORP. NAMES NEW INDEPENDENT DIRECTOR

GREELEY, Colo. –June 20, 2007 – UAP Holding Corp. (NASDAQ: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced that David R. Birk has been elected to the company’s board as an independent director effective June 19, 2007, filling the seat vacated by Stan Parker.

“David Birk brings broad experience in acquisitions from a distributor’s point of view,” said Kenny Cordell, UAP Holding Corp.’s chairman, president and CEO.  “Additionally we value his professional expertise and leadership development background.”

Mr. Birk is Senior Vice President, General Counsel and Secretary for Avnet, Inc. and has been with the company for twenty six years.  Avnet, Inc. is one of the world’s largest business-to-business distributors of electronic components and computer products.

Mr. Birk received his law degree from Cornell Law School and his Bachelor of Arts degree from the University of Florida.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs.  United Agri Products maintains a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada.  Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.  These forward-looking statements, which include comments made by management in the press release, are based on management’s beliefs, as well as assumptions made by, and information currently available to, management.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on April 26, 2007, and in the other documents the company files with the Securities and Exchange Commission from time to time.

CONTACT: UAP Holding Corp.
Karla Kimrey, 970-356-4400

SOURCE: UAP Holding Corp.